Exhibit 99.1

Investor Contacts: Carl J. Crosetto GSC Group 973-437-1007 Michael H. Yip GSC Group 973-593-5424

GSC Investment Corp. Makes $30 Million CLO Investment
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NEW YORK, January 25, 2008 – GSC Investment Corp. (NYSE:GNV), a business development company, announced the closing on Tuesday of a $30 million equity investment in a $400 million collateralized loan obligation fund (the “CLO”).  The CLO was 70% invested at closing and will invest primarily in U.S. senior secured leveraged loans.  GSC Investment Corp. purchased the entire $30 million equity tranche of the CLO.

“The equity investment demonstrates our continued ability to effectively deploy capital in a challenging market,” said CEO Thomas Inglesby.

In addition to its equity investment in the CLO, GSC Investment Corp. will serve as fund manager and will earn aggregate management fees on the assets of the CLO of 0.50% per annum.  For the CLO’s first year of operations, the management fees are expected to total approximately $2 million.

The securities issued by the CLO have not been and will not be registered under the Securities Act of 1933, as amended from time to time, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About GSC Investment Corp.

GSC Investment Corp. is a specialty finance company externally managed by GSC Group that invests primarily in first and second lien term loans and mezzanine debt of private, U.S. middle-market companies and high yield bonds.  It has elected to be treated as a business development company under the Investment Company Act of 1940. GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV.”

Forward Looking Statements

Information provided in this press release, including valuation of certain of our investments, may contain statements relating to current expectations, estimates, forecasts and projections about future events that are forward-looking statements.  These forward-looking statements generally relate to GSC Investment Corp.’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends.  Actual future results may differ materially from those projected as a result of certain risks and uncertainties.  For a discussion of such risks and uncertainties, see “Note About Forward-Looking Statements” included in the Company’s 10-K which has been filed with the U.S. Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and GSC Investment Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of the new information, future events or otherwise.

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